Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Psychemedics Corporation

Acton, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2021, relating to the consolidated financial statements of Psychemedics Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Boston, Massachusetts

May 25, 2021